Exhibit 10.30

BBQ Holdings, Inc.

Restricted Stock Agreement

This Restricted Stock Agreement (this “Agreement”) is made effective as of March 15, 2022 by and between BBQ Holdings, Inc., a Minnesota corporation (the “Company”), and Jeffery Crivello (“Employee”).

Background

A.Employee has been hired to serve as an employee of the Company and the Company desires to induce Employee to continue to serve the Company as an employee; and

B.The Company has adopted the Famous Dave’s of America, Inc. 2015 Equity Incentive Plan, as amended (the “Plan”), pursuant to which shares of common stock, $0.01 par value, of the Company have been reserved for issuance.

Now, Therefore, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.Grant of Stock.  Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee 225,000 shares of common stock, par value $0.01 per share, of the Company (such shares are referred to hereinafter as the “Shares”). Upon the execution of this Agreement, the Shares shall be registered on the books of the Company, and the Company shall cause the transfer agent and registrar of its common stock to issue a certificate in Employee’s name evidencing the Shares (the “Stock Certificate”).  Employee shall immediately thereafter deposit with the Company, together with a stock power endorsed in blank by Employee, the Stock Certificate to be held by the Company until such time as the restrictions set forth herein and under the Plan have lapsed pursuant to paragraph 4 of this Agreement.  The Stock Certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 2015 Equity Incentive Plan, as amended, of BBQ Holdings, Inc. (the “Company”) and an agreement entered into between the registered owner and the Company. A copy of the 2015 Equity Incentive Plan, as amended, and the agreement is on file in the office of the secretary of the Company.

2.Rights of Employee. Upon the execution of this Agreement and issuance of the Shares, Employee shall become a shareholder with respect to the Shares and shall have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive all dividends and other distributions paid with respect to the Shares; provided, however, that the Shares shall be subject to the restrictions set forth in paragraph 3 of this Agreement.

Notwithstanding the preceding paragraph, the Board or a compensation committee thereof may, in its discretion, instruct the Company to withhold any stock dividends or stock splits issued on or with respect to Shares that are subject to the restrictions provided for in paragraph 3 of this Agreement, which stock dividends or splits shall also be subject to the restrictions provided for in paragraph 3 of this Agreement.

3.Restrictions.  Employee agrees that, in addition to the restrictions set forth in the Plan, at all times prior to the lapse of such restrictions pursuant to paragraph 4 hereof:

(a)Employee shall not sell, transfer, pledge, hypothecate or otherwise encumber the Shares; and

(b)In the event that Employee ceases to be either a member of the Board or employed by or engaged as a consultant to the Company (for any reason or no reason, and regardless of whether ceasing to be a director, employee or consultant is voluntary or involuntary on the part of Employee), then, subject to paragraphs 4 and 5 hereof, Employee shall, for no consideration, forfeit and transfer to the Company all of the Shares that remain subject to the restrictions set forth in this paragraph 3.

4.Lapse of Restrictions.  Subject to Section 9 of the Plan, and except as may otherwise be provided in a written agreement between Employee and the Company, the restrictions set forth in paragraph 3 shall lapse over a period of three (3) years in equal annual installments, beginning on the date of grant and continuing until the restrictions have lapsed with respect to all of the Shares, as set forth in the following schedule:

No. of Shares	Date of Lapse
75,000	February 23, 2023
75,000	February 23, 2024
75,000	February 23, 2025

Notwithstanding the foregoing and subject to the provisions of Section 8(l) of the Employment Agreement with Employee of even date (“Employment Agreement”), in the event of Employee’s termination by the Company without Cause or for disability, as a result of death, by Employee with Good Reason, or in connection with a “Change in Control” (as defined below), the vesting of the Shares vesting within 12 months after the date of termination will accelerate and such Shares shall be fully vested immediately upon such event, subject to the provisions of Section 6 of the Employment Agreement. “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement.

“Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred following the effective date hereof:

(a) any person, other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the beneficial owner (within the meaning of Rule 13d-3), directly or indirectly, of securities of the

Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(b) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2∕3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Company or any subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(d) the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Upon request of Employee at any time after the date that the restrictions set forth in paragraph 3 of this Agreement have lapsed with respect to any of the Shares, and such Shares have become vested, free and clear of all restrictions, except as provided in the Plan, the Company shall remove any restrictive notations placed on the books of the Company and the Stock Certificate(s) in connection with such restrictions.

5.Copy of the Plan.  By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan, the terms of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.

6.Continuation of Employment.  Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

7.Withholding of Tax.  To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income; provided, however, that unless payment in full of such amount is received by the Company on or prior to the date on which the amount of tax to be withheld shall be determined (“Tax Date”), Employee shall be deemed to have irrevocably elected to satisfy such payment obligation by electing to have the Company withhold from the distribution of Shares upon the lapse of restrictions thereon such number of Shares having a value up to the minimum amount of withholding taxes required to be collected on the transaction.  The value of the shares to be withheld shall be based on the Fair Market Value (as such term is defined in the Plan) of the Company’s common stock on the Tax Date.

8. Section 83(b) Election.  Employee understands that Employee shall be responsible for his or her own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of transactions in the Shares.  Employee shall rely solely on the determinations of Employee’s tax advisors or Employee’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.  Employee understands that Section 83 of the Internal Revenue Code of 1986, as amended, (the “Code”) taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. Employee understands that Employee may elect to be taxed at the time the Shares are received rather than when and as the restrictions on the Shares lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition.  In the event Employee files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Employee shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. EMPLOYEE ACKNOWLEDGES THAT IT IS EMPLOYEE’S SOLE RESPONSIBILITY AND NOT THE

COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF EMPLOYEE REQUESTS THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON EMPLOYEE’S BEHALF.

9.General.

(a)This Agreement may be amended only by a written agreement executed by the Company and Employee.

(b)This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 9(a) of this Agreement.

(c)Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(d)Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(e)This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(f)This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

(g)The capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

BBQ Holdings, Inc.

/s/ Bryan Wolff

Name: Bryan Wolff

Title: Chairman of the Board

EMPLOYEE

/s/ Jeffery Crivello

Jeffery Crivello

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